                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                           (AMENDMENT NO. _______)(1)


                                VIANT CORPORATION
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92553N107
------------------------------------------------------------------------------
                                 (CUSIP Number)



------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / / Rule 13d-1(b)

           / / Rule 13d-1(c)

           /X/ Rule 13d-1(d)



----------------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92553N107                                      13G                                    Page 2 of 15 Pages
----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA
                   LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351

----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP

----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                            0

        NUMBER OF             ----------------------------------------------------------------------------------------
         SHARES                 6      SHARED VOTING POWER                                                  1,610,109
      BENEFICIALLY
        OWNED BY              ----------------------------------------------------------------------------------------
         EACH                   7      SOLE DISPOSITIVE POWER                                                       0
       REPORTING
      PERSON WITH             ----------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER                                             1,610,109

----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   1,610,109


----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     7.0%


----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             PN

----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





CUSIP NO. 92553N107                                      13G                                    Page 3 of 15 Pages
----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818

----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP

----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                                                                                                    0

                              ----------------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,181,671 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java Fund, L.P., a California
        NUMBER OF                      limited partnership ("KPCB Java"), and 132,448 shares are directly held by
         SHARES                        KPCB VIII Founders Fund, L.P., a California limited partnership ("KPCB VIII
      BENEFICIALLY                     FF").  KPCB VIII Associates is the general partner of KPCB VIII, KPCB Java
        OWNED BY                       Associates and KPCB VIII FF.  KPCB Java Associates is the general partner of
         EACH                          KPCB Java.
       REPORTING
      PERSON WITH             ----------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                                                                                                    0
                              ----------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       2,181,671 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, and 132,448 shares are directly held by KPCB VIII FF.  KPCB VIII Associates is the general partner of KPCB VIII, KPCB Java Associates and KPCB VIII FF.  KPCB Java Associates is
                                       the general partner of KPCB Java.

----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,181,671


----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.5%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             PN

----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 92553N107                                      13G                                    Page 4 of 15 Pages
----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS

----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

----------------------------------------------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                    56,606 shares of which 39,662 shares are held directly and 16,944 are held by trusts of which Mr. Byers is the trustee.  Mr. Byers disclaims beneficial
                                    With ownership of the shares held by the trusts.

                            -------------------------------------------------------------------------------------------
                              6     SHARED VOTING POWER
                                    2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                    439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB Information Sciences
                                    Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II").  KPCB
                                    VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                    KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.  KPCB
                                    VII Associates, L.P., a California limited partnership ("KPCB VII Associates"), is the general partner of KPCB ZF II.  Mr. Byers is a general partner of KPCB
                                    VIII Associates and KPCB VII Associates.  Mr. Byers disclaims beneficial
          NUMBER OF                 ownership of the shares held directly by KPCB VIII, KPCB Java, KPCB VIII FF
           SHARES                   and KPCB ZF II.
        BENEFICIALLY
          OWNED BY          -----------------------------------------------------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER
          REPORTING                 56,606 shares of which 39,662 shares are held directly and 16,944 are held by
           PERSON                   trustsof which Mr. Byers is the trustee.  Mr. Byers disclaims beneficial ownership of the shares held by the trusts.

                            -----------------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                    439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB VIII
                                    Associates is the general partner of KPCB Java Associates, KPCB VIII and KPCB
                                    VIII FF.  KPCB Java Associates is the general partner of KPCB Java.  KPCB VII
                                    Associates is the general partner of KPCB ZF II.  Mr. Byers is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Byers disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB Java, KPCB VIII FF and KPCB ZF II.

----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,242,930

----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.7%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN

----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 92553N107                                      13G                                    Page 5 of 15 Pages
----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                       36,437

                              ----------------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Compton is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Compton
                                       disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
          NUMBER OF                    Java, KPCB VIII FF and KPCB ZF II.
            SHARES            ----------------------------------------------------------------------------------------
        BENEFICIALLY            7      SOLE DISPOSITIVE POWER                                                  36,437
          OWNED BY
            EACH              ----------------------------------------------------------------------------------------
          REPORTING             8      SHARED DISPOSITIVE POWER
         PERSON WITH                   2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Compton is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Compton
                                       disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
                                       Java, KPCB VIII FF and KPCB ZF II.
----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,222,761

----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.6%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 92553N107                                      13G                                    Page 6 of 15 Pages
----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       54,769 shares of which 51,124 shares are held directly and 3,645 are held by trusts of which Mr. Doerr is the trustee.  Mr. Doerr disclaims beneficial ownership of the shares held by the trusts.
                              ----------------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Doerr is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Doerr
         NUMBER OF                     disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
          SHARES                       Java, KPCB VIII FF and KPCB ZF II.
       BENEFICIALLY           ----------------------------------------------------------------------------------------
        OWNED BY                7      SOLE DISPOSITIVE POWER
           EACH                        54,769 shares of which 51,124 shares are held directly and 3,645 are held by
        REPORTING                      trusts of which Mr. Doerr is the trustee. Mr. Doerr disclaims beneficial
       PERSON WITH                     ownership of the shares held by the trusts.
                              ----------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Doerr is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Doerr
                                       disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
                                       Java, KPCB VIII FF and KPCB ZF II.
----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            2,241,093
----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.7%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN

----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 92553N107                                      13G                                    Page 7 of 15 Pages
----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                       36,528
                              ----------------------------------------------------------------------------------------
                                6      SHARED DISPOSITIVE POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Hearst is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Hearst
          NUMBER OF                    disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
           SHARES                      Java, KPCB VIII FF and KPCB ZF II.
        BENEFICIALLY          ----------------------------------------------------------------------------------------
          OWNED BY              7      SOLE DISPOSITIVE POWER                                                  36,528
            EACH              ----------------------------------------------------------------------------------------
         REPORTING
        PERSON WITH             8      SHARED DISPOSITIVE POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Hearst is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Hearst
                                       disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
                                       Java, KPCB VIII FF and KPCB ZF II.
----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,222,852

----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.6%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN

----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 92553N107                                      13G                                    Page 8 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       43,303 shares of which 42,597 shares are held directly and 706 are held by trusts of which Mr. Khosla is the trustee.  Mr. Khosla disclaims beneficial ownership of the shares held by the trusts.
                              -----------------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Khosla is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Khosla
         NUMBER OF                     disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
          SHARES                       Java, KPCB VIII FF and KPCB ZF II.
       BENEFICIALLY           ----------------------------------------------------------------------------------------
        OWNED BY                7      SOLE DISPOSITIVE POWER
          EACH                         43,303 shares of which 42,597 shares areheld directly and 706 are held by
        REPORTING                      trusts of which Mr. Khosla is the trustee. Mr. Khosla disclaims beneficial
       PERSON WITH                     ownership of the shares held by the trusts.
                              ----------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Khosla is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Khosla
                                       disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
                                       Java, KPCB VIII FF and KPCB ZF II.
----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,229,627

----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.7%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





CUSIP NO. 92553N107                                      13G                                    Page 9 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                      37,972

                              ----------------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Lacob is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Lacob
        NUMBER OF                      disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
         SHARES                        Java, KPCB VIII FF and KPCB ZF II.
      BENEFICIALLY            ----------------------------------------------------------------------------------------
        OWNED BY                7      SOLE DISPOSITIVE POWER                                                  37,972
         EACH
       REPORTING              ----------------------------------------------------------------------------------------
      PERSON WITH              8      SHARED DISPOSITIVE POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II.  KPCB
                                       VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and
                                       KPCB VIII FF.  KPCB Java Associates is the general partner of KPCB Java.
                                       KPCB VII Associates is the general partner of KPCB ZF II.  Mr. Lacob is a general partner of KPCB VIII Associates and KPCB VII Associates.  Mr. Lacob
                                       disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB
                                       Java, KPCB VIII FF and KPCB ZF II.
----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,224,296

----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.7%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN

----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 92553N107                                      13G                                    Page 10 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/

----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
----------------------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                       26,437

                              ----------------------------------------------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II. KPCB VIII
                                       Associates is the general partner of KPCB Java Associates, KPCB VIII and KPCB
                                       VIII FF. KPCB Java Associates is the general partner of KPCB Java. KPCB VII
                                       Associates is the general partner of KPCB ZF II. Mr. Mackenzie is a general partner of KPCB VIII Associates and KPCB VII Associates. Mr. Mackenzie disclaims
       NUMBER OF                       beneficial ownership of the shares held directly by KPCB VIII, KPCB Java, KPCB
        SHARES                         VIII FF and KPCB ZF II.
     BENEFICIALLY             ----------------------------------------------------------------------------------------
       OWNED BY                 7      SOLE DISPOSITIVE POWER                                                  26,437
         EACH
       REPORTING              ----------------------------------------------------------------------------------------
      PERSON WITH               8      SHARED DISPOSITIVE POWER
                                       2,186,324 shares of which 1,610,109 shares are directly held by KPCB VIII,
                                       439,114 shares are directly held by KPCB Java, 132,448 shares are directly held by KPCB VIII FF, and 4,653 shares are directly held by KPCB ZF II. KPCB VIII
                                       Associates is the general partner of KPCB Java Associates, KPCB VIII and KPCB
                                       VIII FF. KPCB Java Associates is the general partner of KPCB Java. KPCB VII
                                       Associates is the general partner of KPCB ZF II. Mr. Mackenzie is a general partner of KPCB VIII Associates and KPCB VII Associates. Mr. Mackenzie disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB Java, KPCB
                                       VIII FF and KPCB ZF II.

----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,212,761

----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /

----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.6%

----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 11 of 15 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Viant Corporation

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     89 South Street, 7th Floor
                     Boston, MA 02110

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:
                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates. KPCB VIII Associates is general partner to KPCB Java Associates, KPCB VIII and KPCB VIII FF. KPCB Java Associates is general partner to KPCB Java. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     92553N107

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB Java, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Viant Corporation held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                           Page 12 of 15 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

BROOK H. BYERS                      KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                    LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature: /s/  Michael S. Curry    Signature:  /s/  Brook H. Byers
           ----------------------               ------------------------------
           Michael S. Curry                     Brook H. Byers
           Attorney-in-Fact                     A General Partner

                                    Kleiner Perkins Caufield & Byers VIII, L.P.,
                                    A CALIFORNIA LIMITED PARTNERSHIP

                                    By KPCB VIII Associates, L.P., a California
                                    Limited Partnership, its General Partner

                                    Signature:  /s/  Brook H. Byers
                                                ------------------------------
                                                Brook H. Byers
                                                A General Partner

                                                           Page 13 of 15 Pages

                                  EXHIBIT INDEX

                                                                                    Found on
                                                                                  Sequentially
Exhibit                                                                           Numbered Page
-------                                                                           -------------
Exhibit A:  Agreement of Joint Filing                                                  14
Exhibit B:  List of General Partners of KPCB VIII Associates                           15

                                                           Page 14 of 15 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Viant Corporation, held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:  February 14, 2000

BROOK H. BYERS                       KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                     LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature: /s/  Michael S. Curry     Signature: /s/  Brook H. Byers
           ----------------------               ------------------------------
           Michael S. Curry                     A General Partner
           Attorney-in-Fact
                                                KLEINER PERKINS CAUFIELD & BYERS
                                                VIII, L.P., A CALIFORNIA LIMITED
                                                PARTNERSHIP

                                                By KPCB VIII Associates, L.P.,
                                                a California Limited
                                                Partnership, its General Partner

                                                Signature:   /s/  Brook H. Byers
                                                             -------------------
                                                             Brook H. Byers
                                                             A General Partner

                                                           Page 15 of 15 Pages

                                    EXHIBIT B

                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen


* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.